For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Ltd. Announces Election of John M. Selser
As Chairman of the Board of Directors

HOUSTON, January 4, 2013 – Gastar Exploration Ltd. (NYSE MKT: GST) is pleased to announce that effective immediately Mr. John M. Selser has been elected Chairman of Gastar's Board of Directors replacing Mr. Floyd Price who has resigned from Gastar's Board due to the increased demands related to his board positions with several other public and private exploration and production companies.
Mr. Selser was elected to Gastar's Board of Directors in March 2007. He most recently was a Managing Director of IBERIA Capital Partners LLC, a subsidiary of IBERIA Bank Corporation, a position he had held since 2009. From 2003 to 2009, he was a partner at Maple Leaf Partners, an equity hedge fund. From 1992 to 2003, he was an equity analyst at Howard Weil Incorporated, Lehman Brothers Holdings Inc. and Johnson Rice and Company L.L.C. From 1984 to 1991, Mr. Selser was a petroleum engineer for Mobil Oil and Chevron in various domestic drilling, production and reservoir engineering assignments. Mr. Selser also serves as a member of the Board of Directors of Our Lady of the Lake Hospital in Baton Rouge, Louisiana. Mr. Selser holds a Bachelor of Science in both Civil Engineering and Petroleum Engineering from Louisiana State University and a MBA from Tulane University.

J. Russell Porter, Gastar's President and Chief Executive Officer, stated, “John Selser is extremely well qualified to serve as our Chairman given the breadth of his operational and financial experience. I have known and worked with John since 1992 and feel confident that he has the experience and knowledge to help guide Gastar as we continue to rapidly grow reserves, production and cash flow. The Board of Directors of Gastar thanks Mr. Price for his valuable service and wishes him well in the future.”

About Gastar Exploration
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. Gastar also holds prospective acreage in the deep Bossier play in the Hilltop area of East Texas and in the Mid-Continent area of the United States. For more information, visit Gastar's website at www.gastar.com.

#   #   #